                                                                     EXHIBIT d.2



                   NUVEEN TAX-ADVANTAGED DIVIDEND GROWTH FUND

                          S&P FUNDPREFERRED GUIDELINES

         Below is set forth for the Nuveen Tax-Advantaged Dividend Growth Fund (the "Fund") the S&P Guidelines, as defined in the Statement Establishing and Fixing the Rights and Preferences of FundPreferred (the "Statement"). Capitalized terms not defined herein shall have the same meanings as defined in the Statement. S&P may amend, alter or change these S&P Guidelines, in its sole discretion, provided however, that S&P provide any such amendments, alterations or changes to the Fund in writing.

1.       DEFINITIONS.

                  a. "FUNDPREFERRED BASIC MAINTENANCE AMOUNT" as of any Valuation Date means EITHER:

                           (i) S&P Eligible Assets having an aggregate
         Discounted Value equal to or greater than the dollar amount equal to the sum of the sum of

                                    (A) the product of the number of
                  FundPreferred outstanding on such date multiplied by $25,000, plus any redemption premium applicable to the FundPreferred then subject to redemption;

                                    (B) the aggregate amount of dividends that
                  will have accumulated at the respective Applicable Rates to (but not including) the first respective Dividend Payment Dates for FundPreferred outstanding that follow such Valuation Date;

                                    (C) the aggregate amount of dividends that
                  would accumulate on shares of each series of FundPreferred outstanding from such first respective Dividend Payment Date therefor through the 45th day after such Valuation Date, at the Maximum Rate (calculated as if such Valuation Date were the Auction Date for the Dividend Period commencing on such Dividend Payment Date) for a Standard Dividend of shares of such series to commence on such Dividend Payment Date, assuming, solely for purposes of the foregoing, that if on such Valuation Date the Fund shall have delivered a notice of Special Dividend Period to the Auction Agent pursuant to
                  Section 4(b) of Part I of the Statement with respect to shares of such series, such Maximum Rate shall be the Maximum Rate for the Special Dividend Period of Shares of such series to commence on such Dividend Payment Date (except that (1) if such Valuation Date occurs at a time when a Failure to Deposit (or, in the case of preferred shares other than FundPreferred, a failure similar to a Failure to Deposit) has occurred that has not been cured, the dividend for purposes of calculation would accumulate at the current dividend rate then applicable to the shares in respect of which such failure has occurred and (2) for those days during the period described in this subparagraph (iii) in respect of which the Applicable Rate in effect immediately prior to such Dividend Payment Date will remain in effect (or, in the case of preferred shares other than FundPreferred, in respect of which the dividend rate or rates in effect immediately prior to such respective dividend payment dates will remain in effect), the dividend for purposes of calculation would accumulate at such Applicable Rate (or other rate or rates, as the case may be in respect of those days);

                                    (D) the amount of anticipated expenses of
                  the Fund for the 90 days subsequent to such Valuation Date;

                                    (E) the amount of any indebtedness or
                  obligations of the Fund senior in right of payments to the FundPreferred; and

                                    (F) any current liabilities to the extent
                  not reflected in any of (i)(A) through (i)(E) (including, without limitation, any payables for portfolio securities purchased as of such Valuation Date and any liabilities incurred for the purpose of clearing securities transactions); less the value (i.e., the face value of cash, short-term municipal obligations and short-term securities that are the direct obligation of the U.S. government, provided in each case that such securities mature on or prior to the date upon which any of (i)(A) though (i)(F) became payable, otherwise the S&P Discounted Value) of any of the Fund's assets irrevocably deposited by the Fund for the payment of any of
                  (i)(A) through (i)(F); OR

                           (ii) if the average S&P Discount Factor (a set forth in e.(ii) below) of the Fund's aggregate S&P Eligible Assets (as set forth in f.(ii) below) is less than 200%, the FundPreferred Basic maintenance Amount shall be calculated in the same manner as the asset coverage required by Section 18 of the 1940 Act with respect to all outstanding senior securities of the Fund which are stock, including all Outstanding FundPreferred (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common shares). In effect, all assets of the Fund will be considered S&P Eligible Assets as provided for in f.(i) below and a S&P Discount Factor or 200% will apply as provided for in e.(i) below.

                  b. "APPROVED PRICE" means the "fair value" as determined by the Fund in accordance with the valuation procedures adopted from time to time by the Board of Trustees of the Fund and for which the Fund receives a mark-to-market price (which, for the purpose of clarity, shall not mean Market Value) from an independent source at least semi-annually.

                  c. "BANK LOANS" means direct purchases of, assignments of, participations in and other interests in (a) any bank loan or (b) any loan made by an investment bank, investment fund or other financial institution, provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.

                  d. "PRICING SERVICE" shall mean, for purposes of the definition of Market Value in the Statement, the following:

                  Bridge Information Systems
                  FT Interactive Data Corp.
                  Kenny S&P Pricing Services
                  IDC/WM Company
                  Loan Pricing Corporation

                  e. "S&P DISCOUNT FACTOR" means EITHER:

                           (i) if the average S&P Discount Factor (as set forth in ii below) of the Fund's S&P Eligible Assets (as set forth in f.(ii) below) is less than 200%, the S&P Discount Factor shall be 200% for all S&P Eligible Assets (as set forth in f.(i) below); OR

                           (ii) if the average S&P Discount Factor (as set forth in this section) of the Fund's S&P Eligible Assets (as set forth in f.(ii) below) is 200% or greater, the S&P Discount Factor means:


                                                                             DISCOUNT
                                                                            FACTOR FOR
                       TYPE OF S&P ELIGIBLE ASSET                           AAA RATING
-----------------------------------------------------------------------     ----------
Public Equity Common Stocks............................................      180.99%
DRD Eligible Preferred Stock with a senior or preferred stock rating
   of at least BBB.....................................................      312.57%
Non-DRD Eligible Preferred Stock with a senior or preferred stock
   rating of at least BBB..............................................      201.36%
DRD Eligible Preferred Stock with a senior or preferred stock rating
   below BBB...........................................................      317.57%
Non-DRD Eligible Preferred Stock with a senior or preferred stock
   rating below BBB-...................................................      206.36%
Un-rated DRD Eligible Preferred Stock..................................      322.57%
Un-rated Non-DRD Eligible Preferred Stock..............................      211.36%
Convertible bonds rated AAA to AAA-....................................      161.53%
Convertible bonds rated AA+ to AA-.....................................      168.00%
Convertible bonds rated A+ to A-.......................................      174.46%
Convertible bonds rated BBB+ to BBB-...................................      180.93%
Convertible bonds rated BB+ to BB-.....................................      187.39%
Convertible bonds rated B+ to B........................................      193.86%
Convertible bonds rated CCC............................................      200.32%
U.S. Short-Term Money Market Investments with maturities of 180 days
   or less.............................................................      106.10%
U.S. Short-Term Money Market Investments with maturities of between
   181 and 360 days....................................................      119.00%
U.S. Government Obligations (52 week Treasury Bills)...................      103.02%
U.S. Government Obligations (Two-Year Treasury Notes)..................      105.76%
U.S. Government Obligations (Five-Year Treasury Notes).................      114.28%
U.S. Government Obligations (Ten-Year Treasury Notes)..................      124.57%
U.S. Government Obligations (Thirty-Year Treasury Bonds)...............      145.49%
Agency Mortgage Collateral (Fixed 15-Year).............................      143.20%
Agency Mortgage Collateral (Fixed 30-Year).............................      146.90%
Agency Mortgage Collateral (ARM 1/1)...................................      132.50%

                                                                             DISCOUNT
                                                                            FACTOR FOR
                       TYPE OF S&P ELIGIBLE ASSET                           AAA RATING
-----------------------------------------------------------------------     ----------
Agency Mortgage Collateral (ARM 3/1)...................................      133.20%
Agency Mortgage Collateral (ARM 5/1)...................................      133.80%
Agency Mortgage Collateral (ARM 10/1)..................................      134.10%
Bank Loans (S&P Loan Category A).......................................      132.90%
Bank Loans (S&P Loan Category B).......................................      140.58%
Bank Loans (S&P Loan Category C).......................................      169.19%
Bank Loans (S&P Loan Category D).......................................      193.36%
Corporate Bonds rated at least AAA.....................................      125.00%
Corporate Bonds rated at least AA+.....................................      126.00%
Corporate Bonds rated at least AA......................................      128.00%
Corporate Bonds rated at least AA-.....................................      130.00%
Corporate Bonds rated at least A+......................................      131.00%
Corporate Bonds rated at least A.......................................      132.00%
Corporate Bonds rated at least A-......................................      133.00%
Corporate Bonds rated at least BBB+....................................      135.00%
Corporate Bonds rated at least BBB.....................................      137.00%
Corporate Bonds rated at least BBB-....................................      139.00%
Corporate Bonds rated at least BB+.....................................      144.00%
Corporate Bonds rated at least BB......................................      150.00%
Corporate Bonds rated at least BB-.....................................      157.00%
Corporate Bonds rated at least B+......................................      171.00%
Corporate Bonds rated at least B.......................................      184.00%
Corporate Bonds rated at least B-......................................      199.00%
Corporate Bonds rated at least CCC+....................................      217.00%
Corporate Bonds rated at least CCC.....................................      267.00%
Corporate Bonds rated at least CCC-....................................      365.00%
Cash and Cash Equivalents..............................................         100%
Municipal Bonds rated AAA..............................................      146.10%
Municipal Bonds rated AA...............................................      149.10%
Municipal Bonds rated A................................................      152.10%
Municipal Bonds rated BBB..............................................      155.10%
Municipal Bonds rated BB...............................................      175.10%
Municipal Bonds rated B................................................      195.10%
Municipal Bonds rated CCC..............................................      215.10%
Unrated Municipal Bonds................................................      220.00%
Common Stock of REITs and other real estate companies..................      152.82%
Mortgage Pass-Through Certificates 15-yr...............................      145.80%
Mortgage Pass-Through Certificates 30-yr...............................      149.50%
Mortgage Pass-Through Certificates 1/1.................................      137.60%
Mortgage Pass-Through Certificates 3/1.................................      138.30%
Mortgage Pass-Through Certificates 5/1.................................      139.00%
Mortgage Pass-Through Certificates 10/1                                      139.30%
Conventional/FHA/VA Mortgages and Whole Loans 15-year..................      148.80%
Conventional/FHA/VA Mortgages and Whole Loans 30-year..................      152.50%

                                                                             DISCOUNT
                                                                            FACTOR FOR
                       TYPE OF S&P ELIGIBLE ASSET                           AAA RATING
-----------------------------------------------------------------------     ----------
Conventional/FHA/VA Mortgages and Whole Loans 1/1......................      143.40%
Conventional/FHA/VA Mortgages and Whole Loans 3/1......................      144.50%
Conventional/FHA/VA Mortgages and Whole Loans 5/1......................      144.70%
Conventional/FHA/VA Mortgages and Whole Loans 10/1.....................      145.00%
Collateralized Mortgage Obligations (WAL less than 5-years)............      140.00%
Collateralized Mortgage Obligations (WAL more than 5-years and more
   than 10-years)......................................................      150.00%
FHA-Insured Multifamily Loans..........................................      190.00%
ABS (Automobile loans and fixed-rate credit card receivables with
   WAL less than 5-years)..............................................      135.00%
ABS (Automobile loans and fixed-rate credit card receivables with
   WAL more than 5-yr and less than 10-years)..........................      145.00%
ABS (Floating-rate credit cards).......................................      119.00%

         Notwithstanding the foregoing, the S&P Discount Factor for short-term Municipal Obligations will be 115% so long as such Municipal Obligations are rated A-1 + or SP-1 + by S&P and mature or have a demand feature exercisable within 30 days or less, or 123% so long as such Municipal Obligations are rated A-1 or SP-1 by S&P and mature or have a demand feature exercisable in 30 days or less, or 125% if such Municipal Obligations are not rated by S&P but are rated equivalent to A-1+ or SP-1+ by another nationally recognized statistical rating organization, on a case by case basis; provided, however, that any such non-S&P rated short-term Municipal Obligations which have demand features exercisable within 30 days or less must be backed by a letter of credit, liquidity facility or guarantee from a bank or other financial institution with a short-term rating of at least A-l+ from S&P ; and further provided that such non-S&P rated short-term Municipal Obligations may comprise no more than 50% of short-term Municipal Obligations that qualify as S&P Eligible Assets; provided, however, that Municipal Obligations not rated by S&P but rated equivalent to BBB or lower by another nationally recognized statistical rating organization, rated BB+ or lower by S&P or non-rated (such Municipal Obligations are hereinafter referred to as "High Yield Securities") may comprise no more than 20% of the short-term Municipal Obligations that qualify as S&P Eligible Assets; (ii) the S&P Discount Factor for Receivables for Municipal Obligations Sold that are due in more than five Business Days from such Valuation Date will be the S&P Discount Factor applicable to the Municipal Obligations sold; (iii) no S&P Discount Factor will be applied to cash or to Receivables for Municipal Obligations Sold if such receivables are due within five Business Days of such Valuation Date; and (iv) except as set forth in clause (i) above, in the case of any Municipal Obligation that is not rated by S&P but qualifies as an S&P Eligible Asset pursuant to clause (iii) of that definition, such Municipal Obligation will be deemed to have an S&P rating one full rating category lower than the S&P rating category that is the equivalent of the rating category in which such Municipal Obligation is placed by a nationally recognized statistical rating organization. "Receivables for Municipal Obligations Sold," for purposes of calculating S&P Eligible Assets as of any Valuation Date, means the book value of receivables for Municipal Obligations sold as of or prior to such Valuation Date. The Fund may adopt S&P Discount Factors for Municipal Obligations other than Municipal Obligations provided that S&P advises the Fund in writing that such action will not adversely affect its then current rating on the FundPreferred. For purposes of the foregoing, Anticipation Notes rated SP-1+ or, if not rated by

S&P, equivalent to A-l+ or SP-1+ by another nationally recognized statistical rating organization, on a case by case basis, which do not mature or have a demand feature at par exercisable in 30 days and which do not have a long-term rating, shall be considered to be short-term Municipal Obligations.

         The S&P Discount Factor applied to cash, cash equivalents and demand deposits in an "A-l+" rated institution will be 100%. "A-1+" rated commercial paper, with maturities no greater then 30 calendar days and held instead of cash until maturity is valued at 100%. Securities with next-day maturities invested in "A-1+" rated institutions are considered cash equivalents and are valued at 100%. Securities maturing in 181 to 360 calendar days are valued at 114.2%.

         The S&P Discount Factor for shares of unrated affiliated Money Market Funds used as "sweep" vehicles will be 110%. Money Market Funds rated "AAAm" will be discounted at the appropriate level as dictated by the exposure period. No S&P Discount Factor will be applied to Money Market Funds rated AAAm by S&P with effective next day maturities.

         Receivables due within five business days of a valuation will be treated as cash and are valued at 100%.

         Receivables that are due in more than five business days of a valuation date qualify as a S&P's-eligible asset at a value no greater than the settlement price discounted at the applicable credit rating and/or exposure period discount factor.

         For purposes of determining the discount factors applicable to collateral not rated by S&P, the collateral will carry an S&P rating one full rating category lower than the equivalent S&P rating.

                  f. "S&P ELIGIBLE ASSETS" means EITHER:

                           (i) if the average S&P Discount Factor (as set forth in e.(ii) above) of the Funds' S&P Eligible Assets (as set forth in
         (ii) below) is less than 200%, all assets of the Fund shall be considered S&P Eligible Assets; OR

                           (ii) if the average S&P Discount Factor (as set forth in e.(ii) above) of the Funds' S&P Eligible Assets (as set forth in this section) is 200% or greater, S&P Eligible Assets means:

                           (A) Deposit Securities;

                           (B) U.S. Government Obligations and U.S. Government Agencies;

                           (C) Corporate Indebtedness. Evidences of indebtedness other than Deposit Securities, U.S. Government Obligations and Municipal Obligations that are not convertible into or exchangeable or exercisable for stock of a corporation (except to the extent of ten percent (10%) in the case of a share exchange or tender offer) ("Other Debt") and that satisfy all of the following conditions:

                                    (1) no more than 10% of the Other Debt may
                                        be unrated;

                                    (2) the remaining term to maturity of such
                                        Other Debt shall not exceed thirty (30)
                                        years;

                                    (3) and such Other Debt must provide for
                                        periodic interest payments in cash over
                                        the life of the security;

                                    (4) the issuer of such evidences of
                                        indebtedness files periodic financial
                                        statements with the Commission;
                                        provided, however, non-rated evidences
                                        of such indebtedness or issuers of Other
                                        Debt may not constitute more than 10% of the Fund's Other Debt;

                           (D) Convertible Corporate Indebtedness. Evidences of indebtedness other than Deposit Securities, U.S. Government Obligations and Municipal Obligations that are convertible into or exchangeable or exercisable for stock of a corporation and that satisfy all of the following conditions:

                                    (1) such evidence of indebtedness is rated
                                        at least CCC by S&P ;and

                                    (2) if such evidence of indebtedness is
                                        rated BBB or lower by S&P, the market
                                        capitalization of the issuer of such
                                        evidence of indebtedness is at least
                                        $100 million;

                           (E) Agency Mortgage Collateral. Certificates guaranteed by U.S. Government Agencies (as defined below) (e.g., FNMA, GNMA and FHLMC) for timely payment of interest and full and ultimate payment of principal. Agency Mortgage Collateral also evidence undivided interests in pools of level-payment, fixed, variable, or adjustable rate, fully amortizing loans that are secured by first liens on one- to four-family residences residential properties (or in the case of Plan B FHLMC certificates, five or more units primarily designed for residential use) ("Agency Mortgage Collateral"). Agency Mortgage Collateral the following conditions apply:

                                    (1) For GNMA certificates backed by pools of
                                        graduated payment mortgages, levels are
                                        20 points above established levels;

                                    (2) Qualifying "large pool" FNMA
                                        mortgage-backed securities and FHLMC
                                        participation certificates are
                                        acceptable as eligible collateral. The
                                        eligible fixed-rate programs include
                                        FNMA MegaPools, FNMA Majors, FHLMC
                                        Multilender Swaps, and FHLMC Giant
                                        certificates. Eligible adjustable rate
                                        mortgage ("ARMs") programs include
                                        nonconvertible FNMA ARM MegaPools and
                                        FHLMC weighted average coupon ARM
                                        certificates. Eligible FHLMC Giant
                                        programs exclude interest-only and
                                        principal only stripped securities;

                                    (3) FNMA certificates backed by multifamily
                                        ARMs pegged to the 11th District Cost of Funds Index are acceptable as eligible collateral at 5 points above established levels; and

                                    (4) Multiclass REMICs issued by FNMA and
                                        FHLMC are acceptable as eligible
                                        collateral at the collateral levels
                                        established for CMOs.

                           (F) Mortgage Pass-Through Certificates. Publicly issued instruments maintaining at least a AA- ratings by S&P. Certificates evidence proportional, undivided interests in pools of whole residential mortgage loans. Pass-through certificates backed by pools of convertible ARMs are acceptable as eligible collateral at 5 points above the levels established for pass-through certificates backed by fixed or non-convertible ARM pools.

                           (G) Mortgage-backed Securities.

                                    (1) Mortgage Pass-through Certificates are
                                        publicly issued instruments rated at
                                        least `AA-' by S&P. Pass-throughs backed by pools of convertible adjustable-rate mortgages (ARMs) are discounted at an additional five percentage points above the levels established for pass-throughs backed by fixed or nonconventional ARM pools.

                                    (2) Fixed-Rate and Adjustable-rate mortgage
                                        collateral (conventional/FHA/VA and
                                        Whole Loans) Pool must consist of at
                                        least 100 loans each secured by
                                        single-family, one-unit, detached
                                        primary residence. 25% of the total pool may have an LTV greater than 80% but less than or equal to 90%. 10% may have an original LTV of no greater than 95%. Loans with LTV greater than 80% must have a 'AA' rated primary mortgage insurance. 25% may have balances between $400,000 and $600,000, provided the maximum size of any loan is appropriate
                                        with respect to the market area of the
                                        originator. 10% of the pool may
                                        represent condominiums that are four
                                        stories or less. High LTVs, high loan
                                        balance, and condominiums, in aggregate, should not exceed 35% of the pool.

                                    (3) FHAA-Insured Multifamily Loans must have
                                        a minimum principal balance of $100,000
                                        and have at least a one-year remaining
                                        maturity. The aggregate market value of
                                        any one loan may not exceed 5% of the
                                        aggregate market value of the portfolio.
                                        Such loans should be initially included
                                        in
                                        minimum blocks of $5 million. Project
                                        loans must have at least a 90% occupancy rate at the time the loan is pledged. After 90 days defaulted mortgage loans must be valued at zero. A loan in default should be liquidated or substituted within a 90-day period.

                                    (4) Collateralized Mortgage Obligations
                                        tranches are publicly issued instruments rated 'AAA' by S&P. No more than 25% of the total market value of collateral may be from one private sector issuer.

                           (H) Rule 144A Securities;

                           (I) Senior Loans, provided, however, that the initial issue amount (facility size) is at least $100 million. The minimum accepted holding size (notional amount) of any given loan not rated by S&P, Moody's or other nationally recognized rating agency is at least $1 million, provided, that participation loans are limited to not more than 10% of the aggregate value of the S&P Eligible Asset. For loans rated by S&P, Moody's or other nationally recognized rating agency, there is no minimum accepted holding size. Senior Loan Participations and non-Senior Loans will qualify as S&P Eligible Assets only up to an aggregate maximum of 15% of the Fund's total assets. These levels apply to U.S. lenders only; any international loans are excluded.

                           (J) Preferred stocks that satisfy all of the following conditions:

                                    (1) The preferred stock issue has a senior
                                        rating from S&P, or the preferred issue
                                        must be rated. In the case of Yankee
                                        preferred stock, the issuer should have
                                        an S&P senior rating of at least 'BBB-,
                                        or the preferred issue must be rated at
                                        least BBB-.

                                    (2) The issuer -- or if the issuer is a
                                        special purpose corporation, its parent
                                        -- is listed on either the New York
                                        Stock Exchange, the American Stock
                                        Exchange or NASDAQ if the traded par
                                        amount is less than $1,000. If the
                                        traded par amount is $1,000 or more
                                        exchange listing is not required.

                                    (3) The collateral pays cash dividends
                                        denominated in U.S. dollars.

                                    (4) Private placements under Rule 144A with
                                        registration rights are eligible assets.

                                    (5) The minimum market capitalization of
                                        eligible issuers is $100 million.

                           (K) Restrictions for floating-rate preferred stock:

                                    (1) Holdings must be limited to preferred
                                        stock with a dividend period of less
                                        than or equal to 49 days, except for a
                                        new issue, where the first dividend
                                        period may be up to 64 days. (2) The
                                        floating-rate preferred stock may not
                                        have been subject to a failed auction.

                           (L) Restrictions for adjustable -- or auction-rate preferred stock:

                                    (1) The total fair market value of
                                        adjustable-rate preferred stock held in
                                        the portfolio may not exceed 10% of
                                        eligible assets.

                           (M) Concentration Limits:

                                    (1) Total issuer exposure in preferred stock
                                        of any one issuer is limited to 10% of
                                        the fair market value of eligible
                                        assets.

                                    (2) Preferred stock rated below B-
                                        (including non-rated preferred stock)
                                        are limited to no more than 15% of the
                                        fair market value of the eligible
                                        assets.

                                    (3) Add 5 points to over-collateralization
                                        level for issuers with a senior rating
                                        or preferred stock rating of less than
                                        BBB-.

                                    (4) Add 10 point to over-collateralization
                                        level of issuers with no senior rating,
                                        preferred stock rating or dividend
                                        history.

                           (N) Common Stocks (including ADRs). Common stocks that satisfy all of the following conditions:

                                    (1) The issuer can hold no more than the
                                        average monthly trading volume over the
                                        past year.

                                    (2) Each stock must have a minimum market
                                        capitalization of at least $100 million.

                                    (3) Restricted stocks (144A securities) or
                                        any pink sheet stocks (generally, stocks that are not carried in daily over-the-counter newspaper listings) are ineligible.

                                    (4) The issuer may not hold any equity
                                        unless it has been listed on an exchange or traded for more than one year and one quarter, or 15 months (eligible stock exchanges are the New York Stock Exchange, American Stock Exchange, Philadelphia Stock Exchange, Boston Stock Exchange, Washington Stock Exchange, Midwest Stock Exchange, NASDAQ, and National Market Quotations).

                                    (5) The collateral is owned by the Fund, or
                                        the trustee or collateral agent has a
                                        first perfected priority security
                                        interest in the collateral. (For S&P's
                                        perfection of Security Interest
                                        Criteria, see Legal Criteria For
                                        Structured Finance Transactions, April
                                        2002).

         Note:
         Add 20 percentage points to the overcollateralization level for common stock that do not meet the requirement of item number 4 above.

                           (O) Municipal Obligations. A Municipal Obligation owned by the Fund that (i) is interest bearing and pays interest at least semi-annually; (ii) is payable with respect to principal and interest in U.S. Dollars; (iii) has an original issuance size of $10 million or greater and any securities with an issuance size of under $10 million must be rated 'AA' or better by S&P ; or, if not rated by S&P but rated AAA by another nationally recognized statistical rating organization, on a case by case basis; (iv) except for Inverse Floaters, is not part of a private placement of Municipal Obligations;
         (v) is issued by any of the 50 states of the U.S., its territories, and their subdivisions, counties, cities, towns, villages, and school districts; by agencies such as authorities and special districts created by the states; and by certain federally sponsored agencies such as local housing authorities. Payments made on these bonds are exempt from federal income taxes and are generally exempt from state and local taxes in the state of issuance; and (vi) Fifty percent of the aggregate fair market value of the pledged pool may be rated by a nationally recognized statistical rating organization other than S&P. Notwithstanding the foregoing limitations:

                                    (1) Municipal Obligations (excluding
                                        Escrowed Bonds) of any one issuer or
                                        guarantor (excluding bond insurers)
                                        rated at least "BBB" by S&P or "A" by
                                        another NRSRO shall be considered S&P
                                        Eligible Assets only to the extent the
                                        Market Value of such Municipal
                                        Obligations (including short-term
                                        Municipal Obligations) does not exceed
                                        10% of the aggregate Market Value of S&P
                                        Eligible Assets, provided that either
                                        (i) 2% is added to the S&P Discount
                                        Factor for every 1% by which the Market
                                        Value for any issuer exceeds 5%, up to a maximum of 10% or (ii) 10% is added to the S&P Discount Factor for any issuer that exceeds 5% of the aggregate S&P Eligible Assets. High Yield Securities (as defined below) of any one issuer shall be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 5% of the aggregate Market Value of S&P Eligible Assets;

                                    (2) Municipal Obligations not rated by S&P
                                        shall be considered S&P Eligible Assets
                                        only to the extent the Market Value of
                                        such Municipal Obligations does not
                                        exceed 50% of the aggregate Market Value of S&P Eligible Assets; provided, however, that High Yield Securities (as defined below) shall be considered S&P Eligible Assets only to the extent the Market Value of such Municipal Obligations does not exceed 20% of the aggregate Market Value of S&P Eligible Assets; and

                                    (3) Municipal Obligations issued by issuers
                                        in any one state or territory will be
                                        considered S&P Eligible Assets only to
                                        the extent the Market Value of such
                                        Municipal Obligations does not exceed
                                        25% of the aggregate Market Value of S&P
                                        Eligible Assets; or

                           (P) Asset Backed Securities. Receivables-backed tranches are publicly issued with a rating of "AA" or higher by S&P, tranches are current interest-bearing, fixed- or floating-rate, and are backed by automobile loans or credit card (fixed-rate only) receivables with an original issuance size of at least $200 million. No more than 25% of the total market value of the collateral can be from one private sector issuer. With respect to floating-rate credit card receivables, not more than 25% of the collateral may be from one investment-grade private sector issuer. No more than 10% of the market value of the collateral may be from one noninvestment-grade private sector issuer.

         Escrow Bonds may comprise 100% of the Fund's S&P Eligible Assets. Bonds that are legally defeased and secured by direct U.S. government obligations are not required to meet any minimum issuance size requirement. Bonds that are economically defeased or secured by other U.S. agency paper must meet the minimum issuance size requirement for the Fund described above. Bonds initially rated or rerated as an escrow bond by another NRSRO are limited to 50% of the Fund's S&P Eligible Assets, and carry one full rating lower than the equivalent S&P rating for purposes of determining the applicable discount factors. Bonds economically defeased and either initially rated or rerated by S&P or another NRSRO are assigned that same rating level as its debt issuer, and will remain in its original industry category.

         The Fund's portfolio must consist of no less than 20 issues representing no less than 10 industries as determined by the S&P Global Industry Classification System.

                           Any asset of the Fund that does not have an S&P
Discount Factor will be valued at $0.00.

                  g. "S&P EXPOSURE PERIOD" means the sum of (i) that number of days from the last Valuation Date on which the Fund's Discounted Value of S&P Eligible Assets were greater than the FundPreferred Basic Maintenance Amount to the Valuation Date on which the Fund's Discounted Value of S&P Eligible Assets failed to exceed the FundPreferred Basic Maintenance Amount, (ii) the maximum number of days following a Valuation Date that the Fund has under this Statement to cure any failure to maintain a Discounted Value of S&P Eligible Assets at least equal to the FundPreferred Basic Maintenance Amount, and (iii) the maximum number of days the Fund has to effect a mandatory redemption under this Statement.

                  h. "S&P HEDGING TRANSACTIONS" For so long as any FundPreferred are rated by S&P, the Fund will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options on portfolio securities and securities indices) or call options (except covered call options on portfolio securities and securities indices) on portfolio securities and on securities indices unless it receives written confirmation from S&P that engaging in such transactions will not impair the ratings then assigned to FundPreferred by S&P, except that the Fund may purchase or sell futures contracts and engage in swaps, caps, floors, and collars, reverse repurchase or repurchase agreements, short sales, write, purchase or sell put and call options on such contracts (collectively, "S&P Hedging Transactions"), subject to the following limitations:

Futures and Options

         1. the Fund will engage in Closing Transactions to close out any outstanding futures contract which the Fund owns or has sold or any outstanding option thereon owned by the Fund in the event (A) the Fund does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the FundPreferred Basic Maintenance Amount on two consecutive Valuation Dates and
(B) the Fund is required to pay Variation Margin on the second such Valuation Date;

         2. the Fund will engage in a Closing Transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Fund holds the securities deliverable under such terms; and

         3. when the Fund writes a futures contract or option thereon, it will either maintain an amount of cash, cash equivalents or liquid securities in a segregated account with the Fund's custodian, so that the amount so segregated plus the amount of Initial Margin and Variation Margin held in the account of or on behalf of the Fund's broker with respect to such futures contract or option equals the Market Value of the futures contract or option, or, in the event the Fund writes a futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio.

         Credit Default Swap entered into according to International Swap Dealers Association ('ISDA') standards if premiums not paid in advance will be counted as a liability for purpose of the asset coverage test; the trust is not the seller of credit protection.

Interest Rate Swaps

         1. The fund may engage in interest rate swaps if it is accordance to International Swap Dealers Association ('ISDA') standards,

         2. the counterparty to the swap transaction has a minimum short-term rating of 'A-1' or equivalent by S&P, or, if the counterparty does not have a short-term rating, the counterparty's minimum senior unsecured long-term debt rating is 'A-', or equivalent by S&P, or higher,

         3. The original aggregate notional amount of the interest rate swap transaction or transactions is not to be greater than the liquidation preference of the Preferred Shares,

         4. The interest rate swap transaction will be marked-to-market weekly by the swap counterparty, If the trust fails to maintain an aggregate discounted value at least equal to the basic maintenance amount on two consecutive valuation dates then the agreement shall terminate immediately,

         5. For the purpose of calculating the asset coverage test 90% of any positive mark-to-market valuation of the fund's rights will be eligible assets. 100% of any negative mark-to-market valuation of the fund's rights will be included in the calculation of the basic maintenance amount,

         6. The trust must maintain liquid assets with a value at least equal to the net amount of the excess, if any, of the fund's obligations over its entitlement with respect to each swap. If the swap agreement is not on a net basis, it must maintain liquid and unencumbered assets with a value at least equal to the full amount of the fund's accrued obligations under the agreement. For caps/floors, must maintain liquid assets with a value at least equal to the fund's obligations with respect to such caps or floors.

Short Sales

         The fund may engage in short sales of securities or short sales against the box if:

         1. the fund segregates liquid and unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the short sale equals the current market value of the security sold short or if the fund enters into a short sale against the box, it is required to segregate securities equivalent in kind and amount to the securities sold short and is required to hold such securities while the short sale is outstanding.

         2. The transaction will be marked to market daily by the counterparty.

Margin Purchase

         1. the fund segregates liquid and unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the margin purchase equals the current net obligation of the fund.

         2. The transaction will be marked to market daily by the counterparty.

Reverse Repurchase Agreement

         The fund may engage in reverse repurchase agreements if:

         1. the counterparty is rated at least A-/A-1 and the agreement matures in 30 days or less, or

         2. the counterparty must be rated AA-/A-1+ if the transaction matures in more than 30 days but less than 183 days,

         3. and the securities are marked to market daily by the counterparty.

         For purposes of determining whether the Fund has S&P Eligible Assets with a Discounted Value that equals or exceeds the Preferred Shares Basic Maintenance Amount, the Discounted Value of cash or securities held for the payment of Initial Margin or Variation Margin shall be zero and the aggregate settlement value of the transaction shall be reduced by an amount equal to the S&P Discount Factor for that asset.

         The funds obligations to any counterparty under an S&P Hedging Transaction or any covered put and call options on portfolio securities and securities indices shall be counted as a liability that is senior to the preferred in calculating the Preferred Shares Basic Maintenance Amount.

                  i. "S&P INDUSTRY CLASSIFICATIONS" means for the purpose of determining S&P Eligible Assets, each of the following industry classifications (as defined by the S&P Global Industry Classification System):


Aerospace & Defense                               Industrial Conglomerates
Air Freight and Logistics Airlines                Insurance
Automobiles                                       Internet & Catalog Retail
Automobile Components                             Internet Software & Services
Beverages                                         IT Services
Biotechnology                                     Leisure Equipment & Products
Building Products                                 Machinery
Cable                                             Marine
Capital Markets                                   Media
Computers & Peripherals                           Metals & Mining
Commercial Banks                                  Office Electronics
Commercial Services & Supplies                    Oil & Gas
Communications Equipment                          Packaging and Containers
Construction & Engineering                        Paper & Forest Products
Consumer Finance                                  Personal Products
Containing & Packaging                            Pharmaceuticals
Distributors                                      Real Estate
Diversified Financial Services                    Retail
Diversified Telecommunication Services            Road & Rail
Electric Utilities                                Software
Electrical Equipment                              Specialty Retail
Electronic Equipment & Instrument                 Semiconducters and Semi Conducter
Energy Equipment & Services                       Equipment
Food & Staples Retailing                          Textiles, Apparel and Luxury Goods
Food Products                                     Thrift & Mortgage Finance
Gas Utilities                                     Tobacco
Healthcare Equipment & Supplies                   Trading Companies & Distributors
Healthcare Providers & Services                   Transportation and Infrastructure
Hotels, Restaurants & Leisure                     Transportation Utilities
Household Durables                                Water Utilities
Household Products                                Wireless Telecommunication Services

                  The Fund will use its discretion in determining which industry classification is applicable to a particular investment in consultation with its independent auditors and S&P, to the extent the Fund considers necessary.

                  j. "S&P REAL ESTATE INDUSTRY/PROPERTY SECTOR CLASSIFICATION" means, for the purposes of determining S&P Eligible Assets, each of the following industry classifications (as defined by NAREIT):


Office                                            Shopping Centers Industrial
Regional Malls
Mixed                                             Free Standing
Apartments                                        Home Financing
Manufactured Homes                                Commercial Financing Diversified
Self Storage
Lodging/Resorts                                   Specialty
Health Care

                  The Fund will use its discretion in determining which NAREIT Industry Classification is applicable to a particular investment, and, will consult with the independent auditor and/or S&P, as necessary.

                  k. "S&P LOAN CATEGORY" means the following four categories (and, for purposes of this categorization, the Market Value of an S&P Eligible Asset trading at par is equal to $1.00):

                           a. "S&P Loan Category A" means Performing Senior Loans which have a Market Value greater than $0.90;

                           b. "S&P Loan Category B" means Performing Senior Loans which have a Market Value greater than or equal to $0.85 but equal to or less than $0.90;

                           c. "S&P Loan Category C" means non-Performing Senior Loans which have a Market Value greater than $0.85;

                           d. "S&P Loan Category D" means:

                              (i) Performing Senior Loans which have a Market Value less than $.85; and

                              (ii) Non-Performing Senior Loans which have a
                                   Market Value less than or equal to $.85.

                           e. "Performing" means that no default as to the payment of principal or interest has occurred and is continuing.

                  l. "SENIOR LOAN" means any secured Bank Loan that is not subordinated by its terms to any other indebtedness of the borrower.

                  m. "SENIOR LOAN PARTICIPATIONS" means participations by the Fund in a lender's portion of a Bank Loan where the Fund has a contractual relationship with such lender and not the borrower.

                  n. "U.S. GOVERNMENT SECURITIES" mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America and in the form of conventional bills, bonds and notes.

                  o. "U.S. TREASURY SECURITIES" means direct obligations of the United States Treasury that are entitled to the full faith and credit of the United States.

                  p. "U.S. TREASURY STRIPS" means securities based on U.S. Treasury Securities created through the Separate Trading of Registered Interest and Principal of Securities program.

2.       CERTAIN OTHER RESTRICTIONS.

         For so long as any shares of FundPreferred are Outstanding and S&P is then rating the shares of FundPreferred, the Fund will not, unless it has received written confirmation from S&P that any such action would not impair the rating then assigned by such rating agency to a Series of FundPreferred, engage in any one or more of the following transactions:

                  a. buy or sell futures or write put or call options except as provided in section 1(h) of the S&P Guidelines;

                  b. borrow money, except that the Fund may, without obtaining the written confirmation described above, borrow money for the purposes of clearing securities transactions if (i) the FundPreferred Basic Maintenance Amount would continue to be satisfied after giving effect to such borrowing and
(ii) such borrowing (A) is privately arranged with a bank or other person and is evidenced by a promissory note or other evidence of indebtedness that is not intended to be publicly distributed or (B) is for "temporary purposes," as evidenced by a promissory note or other evidence of indebtedness and is in an amount not exceeding 5% of the value of the total assets of the Fund at the time of the borrowing; for purposes of the foregoing, "temporary purpose" means that the borrowing is to be repaid within sixty days and is not to be extended or renewed;

                  c. issue additional FundPreferred of any series or reissue any FundPreferred previously purchased or redeemed by the Fund;

                  d. engage in any short sales of securities;

                  e. lend securities;

                  f. merge or consolidate into or with any other corporation;

                  g. enter into reverse repurchase agreements;

                  h. engage in any interest rate swap, caps, or floor transactions, except that the Fund may, without obtaining the written consent described above, if:

                           (i) the counterparty to the transaction has a short-term rating of 'A-1' or equivalent by S&P, or, if the counterparty does not have a short-term rating, the counterparty's senior unsecured long-term debt rating is 'A-', or equivalent by S&P, or higher;

                           (ii) the original aggregate notional amount of the interest rate swap transaction or transactions is not to be greater than the aggregate liquidation preference of the FundPreferred;

                           (iii) the interest rate transaction will be marked-to-market weekly by the swap counterparty;

                           (iv) if the Fund fails to maintain an aggregate discounted value at least equal to the FundPreferred Basic Maintenance Amount on two consecutive valuation dates then the agreement shall terminate immediately;

                           (v) for the purpose of calculating the asset coverage test 90% of any positive mark-to-market valuation of the fund's rights will be eligible assets. 100% of any negative mark-to-market valuation of the fund's rights will be included in the calculation of the FundPreferred Basic Maintenance Amount; and

                           (vi) the Fund must maintain liquid assets with a value at least equal to the net amount of the excess, if any, of the fund's obligations over its entitlement with respect to each swap. For caps/floors, must maintain liquid assets with a value at least equal to the fund's obligations with respect to such caps or floors.

3.       COMPLIANCE PROCEDURES FOR ASSET MAINTENANCE TESTS.

                  a. The Fund shall deliver to S&P at
CDOLeverageFundSurveilance@standardandpoors.com, a certificate which sets forth a determination of items (i) of paragraph (a) of Section 12 of the Statement (a "FundPreferred Basic Maintenance Certificate") as of (A) the Date of Original Issue, (B) the last Valuation Date of each month, (C) any date requested by any rating agency, (D) any day that Common Shares and FundPreferred are redeemed. Such FundPreferred Basic Maintenance Certificate shall be delivered in the case of clause (i)(A) above on or before the seventh Business Day following the Date of Original Issue.

                  b. Within ten Business Days of the Date of Original Issue, the Fund shall deliver to S&P a letter prepared by the Fund's independent accountants (an "Accountant's Certificate") regarding the accuracy of the calculations made by the Fund in the FundPreferred Basic Maintenance Certificate and the 1940 Act FundPreferred Asset Coverage Certificate required to be delivered by the Fund as of the Date of Original Issue. Within ten Business Days after the last Valuation Date of each fiscal year of the Fund (or such other Valuation Date as may be agreed upon by the Fund and S&P) on which a FundPreferred Basic Maintenance Certificate is required to be delivered, the Fund will deliver to S&P an Accountant's Certificate regarding the accuracy of the calculations made by the Fund in such FundPreferred Basic Maintenance Certificate. Within ten Business Days after the last Valuation Date of each fiscal year of the Fund (or such other Valuation Date as may be agreed upon by the Fund and S&P) on which a 1940 Act FundPreferred Asset Coverage Certificate is required to be delivered, the Fund will deliver to S&P an Accountant's Certificate regarding the accuracy of the calculations made by the Fund in such 1940 Act FundPreferred Asset Coverage Certificate. In addition, the Fund will deliver to the relevant persons specified in the preceding sentence an Accountant's Certificate regarding the accuracy of the calculations made by the Fund on each FundPreferred Basic Maintenance Certificate and 1940 Act FundPreferred Asset Coverage Certificate delivered pursuant to clause (iv) of paragraph (a) or clause (ii)(B) of paragraph (b), as the case may be, within ten days after the relevant Asset Coverage Cure Date. If an Accountant's Certificate delivered with respect to an Asset Coverage Cure Date shows an error was made in the Fund's report with respect to such Asset Coverage Cure Date, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund with respect to such reports. If any other Accountant's Certificate shows that an error was made in any such report, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund; provided, however, any errors shown in the Accountant's Certificate filed on an annual basis shall not be deemed to be a failure to maintain the FundPreferred Basic Maintenance Amount on any prior Valuation Dates.

                  c. The Accountant's Certificates referred to in paragraph (c) will confirm, based upon the independent accountant's review, (i) the mathematical accuracy of the calculations reflected in the related FundPreferred Basic Maintenance Amount and 1940 Act FundPreferred Asset Coverage Certificates, as the case may be, and (ii) that the Fund determined whether the Fund had, at such Valuation Date, Eligible Assets with an aggregate Discounted Value at least equal to the FundPreferred Basic Maintenance Amount in accordance with the Statement.

                  d. The Fund shall deliver to S&P at
CDOLeverageFundSurveilance@standardandpoors.com, a notification to S&P upon the occurrence of any of the following events: (i) the Fund's 1940 Act Asset Coverage Test falls below 205% if the Valuation Date is each Business Day (or if the Fund otherwise calculates the 1940 Act Asset Coverage Test on each Business
Day) or 225% if the Valuation Date is each five Business Days (or the Fund otherwise calculates the 1940 Act Asset Coverage Test on each five Business
Days); (ii) upon failure of the Preferred Share Basic Maintenance Amount or the 1940 Act Asset Coverage Test; and (iii) upon cure of the Preferred Share Basic Maintenance Amount or the 1940 Act Asset Coverage Test.

                  e. The Fund shall deliver to S&P at
CDOLeverageFundSurveilance@standardandpoors.com, an audited financial state no later than 90 days after the funds fiscal year-end.

                   NUVEEN TAX-ADVANTAGED DIVIDEND GROWTH FUND

                        MOODY'S FUNDPREFERRED GUIDELINES

         Below is set forth for Nuveen Tax-Advantaged Floating Rate Fund (the "Fund") the Moody's Guidelines, as defined in the Statement Establishing and Fixing the Rights and Preferences of FundPreferred (the "Statement"). Capitalized terms not defined herein shall have the same meanings as defined in the Statement. Moody's may amend, alter or change these Moody's Guidelines, in its sole discretion, provided however, that Moody's provide any such amendments, alterations or changes to the Fund in writing.

1.       DEFINITIONS.

         A. "FUNDPREFERRED BASIC MAINTENANCE AMOUNT" as of any Valuation Date means Moody's Eligible Assets having an aggregate Moody's Discounted Value equal to or greater than the dollar amount equal to the sum of the sum of:

                  1. the product of the number of FundPreferred outstanding on such date multiplied by $25,000, plus any redemption premium applicable to the FundPreferred then subject to redemption;

                  2. the aggregate amount of dividends that will have accumulated at the respective Applicable Rates to (but not including) the first respective Dividend Payment Dates for FundPreferred outstanding that follow such Valuation Date;

                  3. the aggregate amount of dividends that would accumulate on shares of each series of FundPreferred outstanding from such first respective Dividend Payment Date

                           a. therefor through the 45th day after such Valuation
                  Date, at the Maximum Rate (calculated as if such Valuation Date were the Auction Date for the Dividend Period commencing on such Dividend Payment Date) for a Standard Dividend of shares of such series to commence on such Dividend Payment Date for a Standard Rate Period, or,

                           b. assuming, solely for purposes of the foregoing,
                  that if on such Valuation Date the Fund shall have delivered a notice of Special Dividend Period to the Auction Agent pursuant to Section 4(b) of Part I of the Statement with respect to shares of such series, such Maximum Rate shall be the Maximum Rate for the Special Dividend Period of shares of such series to commence on such Dividend Payment Date (except that (1) if such Valuation Date occurs at a time when a Failure to Deposit (or, in the case of preferred shares other than FundPreferred, a failure similar to a Failure to Deposit) has occurred that has not been cured, the dividend for purposes of calculation would accumulate at the current dividend rate then applicable to the shares in respect of which such failure has occurred and (2) for those days during the period described in this subparagraph 3. in respect of which the Applicable Rate in effect immediately prior to such Dividend Payment Date will remain in effect (or, in the case of preferred shares other than FundPreferred, in respect of which the dividend rate or rates in effect immediately prior to such respective dividend payment dates will remain in effect), the dividend for purposes of calculation would accumulate at such Applicable Rate (or other rate or rates, as the case may be in respect of those days));

                  4. the amount of anticipated expenses of the Fund for the 90 days subsequent to such Valuation Date;

                  5. the amount of any indebtedness or obligations of the Fund senior in right of payments to the FundPreferred; and

                  6. any current liabilities to the extent not reflected in any of 1. through 5. (including, without limitation, any payables for portfolio securities purchased as of such Valuation Date and any liabilities incurred for the purpose of clearing securities transactions); less the value (i.e., the face value of cash, short-term municipal obligations and short-term securities that are the direct obligation of the U.S. government, provided in each case that such securities mature on or prior to the date upon which any of 1. through
         6. became payable, otherwise the S&P Discounted Value) of any of the Fund's assets irrevocably deposited by the Fund for the payment of any of 1. through 6.

         B. "MOODY'S DISCOUNT FACTOR" means:

                  1. Corporate debt securities: The percentage determined by reference to the rating on such asset with reference to the remaining term to maturity of such asset, in accordance with the table set forth below (non convertibles).


                                                                       MOODY'S RATING CATEGORY
                                                   ----------------------------------------------------------------
      TERM TO MATURITY OF CORPORATE DEBT
                  SECURITY(1)                      Aaa       Aa        A       Baa       Ba        B       UNRATED2
---------------------------------------------      ---       ---      ---      ---       ---      ---      --------
1 year or less..............................       109%      112%     115%     118%      137%     150%        250%
1 -- 2 years................................       115       118      122      125       146      160         250
2 -- 3 years................................       120       123      127      131       153      168         250
3 -- 4 years................................       126       129      133      138       161      176         250
4 -- 5 years................................       132       135      139      144       168      185         250
5 -- 7 years................................       139       143      147      152       179      197         250
7 -- 10 years...............................       145       150      155      160       189      208         250
10 -- 15 years..............................       150       155      160      165       196      216         250
15 -- 20 years..............................       150       155      160      165       196      228         250
20 -- 30 years..............................       150       155      160      165       196      229         250
Greater than 30 years.......................       165       173      181      189       205      240         250

------------------

(1) The Moody's Discount Factors above for corporate debt securities shall also be applied to any interest rate swap or cap, in which case the rating of the counterparty shall determine the appropriate rating category.

(2) Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation's assets can be derived from other sources, securities rated below B by Moody's and unrated securities, which are securities rated by neither Moody's, S&P nor Fitch, are limited to 10% of Moody's Eligible Assets. If a corporate debt security is unrated by Moody's, S&P or Fitch, the Fund will use the percentage set forth under "Unrated" in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch will be accepted at the lower of the two ratings.

                  For corporate debt securities that do not pay interest in U.S. dollars, the fund sponsor will contact Moody's to obtain the applicable currency conversion rates.

                  2. Preferred stock: The Moody's Discount Factor for taxable preferred stock shall be:


                  Aaa                              150%
                  Aa                               155%
                  A                                160%
                  Baa                              165%
                  Ba                               196%
                  B                                216%
                  less B Not Rated                 250%
                  Middle Market Bank
                  Non-cumulative perpetual
                  preferreds                       476%

                  Investment Grade DRD             165%
                  Preferred Stock
                  Non-Investment Grade             216%
                  DRD Preferred Stock


For non-cumulative preferred stock, the Discount Factor should be amplified by 110%.

                  3. Common stock:


         COMMON STOCKS(1)           LARGE CAP         MID CAP         SMALL CAP
         ----------------           ---------         -------         ---------
7 week exposure period                200%             205%              220%


(1) Market cap for Large-cap stocks are $10 billion and up, Mid-cap stocks range between $2 billion and $10 billion, and Small-cap stocks are $2 billion and below.

                  4. Convertible securities (including convertible preferreds):



                                            NON-INVESTMENT
   DELTA          INVESTMENT GRADE              GRADE             UNRATED
-----------       ----------------          --------------        -------
..00 -- .40        Use Corporate Debt Securities Table              250%
..41 -- .80              192%                   226%                250%
..81 -- 1.00             195%                   229%                250%


                  5. Common Stock, Preferred Stock and Corporate Debt Securities of REITs:

                           a. For common stock and preferred stock of REITs, the
                  Moody's Discount Factor shall be the percentage specified in the table set forth below:

                                                                       MOODYS DISCOUNT FACTOR
                                                                       ----------------------
common stock of REITs...............................................             154%
preferred stock of REITs
   with a Moody's S&P or Fitch rating (including a Senior
      Implied  Rating):.............................................             154%
   without a Moody's S&P or Fitch rating (including a
      Senior Implied Rating):.......................................             208%


                           b. Notwithstanding the above, a Moody's Discount
                  Factor of 250% will be applied: (a) to those assets in a single NAREIT industry category/sector which exceed 30% of Moody's Eligible Assets but are not greater than 35% of Moody's Eligible Assets; (b) if dividends on such securities have not been paid consistently (either quarterly or annually) over the previous three years, or for such shorter time period that such securities have been outstanding; or (c) if the market capitalization (including common stock and preferred stock) of an issuer is below $500 million.

                           c. For corporate debt securities of REITs, apply the
                 Moody's Discount Factors listed above under Corporate debt securities.

                  6. Short-Term Instruments: The Moody's Discount Factor applied to short-term portfolio securities, including without limitation corporate debt securities and Short-Term Money Market Instruments will be (1) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Moody's Exposure Period and are rated Aaa or at least Prime-1, V-Mig1, or equivalent, or be a rated money-market fund; and (2) 115%, so long as such portfolio securities do not mature within the Moody's Exposure Period or have a demand feature at par not exercisable within the Moody's Exposure Period. A Moody's Discount Factor of 100% will be applied to cash.

                  7. U.S. Government Securities and U.S. Treasury Strips:



                                                                   U.S. GOVERNMENT
                                                                 SECURITIES DISCOUNT         U.S. TREASURY STRIPS
                REMAINING TERM TO MATURITY                             FACTOR                   DISCOUNT FACTOR
-------------------------------------------------------          -------------------         ---------------------
1 year or less.........................................                  107%                         107 %
1 -- 2 years...........................................                  113                          115
2 -- 3 years...........................................                  118                          121
3 -- 4 years...........................................                  123                          128
4 -- 5 years...........................................                  128                          135
5 -- 7 years...........................................                  135                          147
7 -- 10 years..........................................                  141                          163
10 -- 15 years.........................................                  146                          191
15 -- 20 years.........................................                  154                          218
20 -- 30 years.........................................                  154                          244

                  8. Sovereign debt securities: The Moody's Discount Factor for sovereign debt securities of qualified sovereign nations shall be 250% if such obligation is denominated in U.S. dollars or Euros. If the obligation is denominated in a currency other than U.S. dollars or Euros, the Moody's Discount Factor above will be adjusted by a factor as determined in writing by Moody's.

                  9. Rule 144A Securities: The Moody's Discount Factor applied to Rule 144A Securities whose terms include rights to registration under the Securities Act within one year and Rule 144A Securities which do not have registration rights within one year will be 120% and 130%, respectively, of the Moody's Discount Factor which would apply were the securities registered under the Securities Act.

                  10. Bank Loans: The Moody's Discount Factor applied to senior Bank Loans ("Senior Loans") shall be the percentage specified in accordance with the table set forth below (or such lower percentage as Moody's may approve in writing from time to time):



                            MOODY'S RATING CATEGORY
---------------------------------------------------------------------                     Caa AND BELOW
                                                                                            (INCLUDING
                                                                                          DISTRESSED AND
           TYPE OF LOAN                   Aaa-A         Baa AND Ba(1)        B(1)          UNRATED)(1)
----------------------------------        -----         -------------        ----         --------------
Senior Loans greater than $250 MM         118%               136%            149%              250%
non-Senior Loans greater than
$250 MM                                   128%               146%            159%              250%
loans less than $250 MM                   138%               156%            169%              270%
Second Lien Bank Loans                    168%               185%            200%              270%
Third & Fourth Lien Bank Loans            218%               240%            260%              351%

------------------

(1) If a Senior Loan is not rated by any of Moody's, S&P or Fitch, the Fund will use the applicable percentage set forth under the column entitled "Caa and below (including distressed and unrated)" in the table above. Ratings assigned the S&P and/or Fitch are generally accepted by Moody's at face value. However, adjustments to face value may be made to particular categories of securities for which the ratings by S&P and/or Fitch do not seem to approximate a Moody's rating equivalent. Split rated securities assigned by S&P and Fitch (i.e., these rating agencies assign different rating categories to the security) will be accepted at the lower of the two ratings.

         C. "MOODY'S ELIGIBLE ASSETS" means:

                  1. cash (including interest and dividends due on assets rated
         (1) Baa3 or higher by Moody's if the payment date is within five Business Days of the Valuation Date, (2) A2 or higher if the payment date is within thirty days of the Valuation Date, and (3) A1 or higher if the payment date is within the Moody's Exposure Period) and receivables for Moody's Eligible Assets sold if the receivable is due within five Business Days of the Valuation Date, and if the trades which generated such receivables are (1) settled through clearing house firms or (2) (x) with counterparties having a Moody's long-term debt rating of at least Baa3 or (y) with counterparties having a Moody's Short Term Money Market Instrument rating of at least P-1;

                  2. Short Term Money Market Instruments so long as (1) such securities are rated at least P-1, (2) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2, or (3) in all other cases, the supporting entity (x) is rated A2 and the security matures within one month, (y) is rated A1 and the security matures within three months or (z) is rated at least Aa3 and the security matures within six months; provided, however, that for purposes of this definition, such instruments (other than commercial paper rated by S&P or Fitch and not rated by Moody's) need not meet any otherwise applicable S&P rating criteria;

                  3. U.S. Government Securities and U.S. Treasury Strips;

                  4. Rule 144A Securities;

                  5. Senior Loans and other Bank Loans approved by Moody's;

                  6. corporate debt securities if (1) such securities provide for the periodic payment of interest in cash in U.S. dollars or euros, except that such securities that do not pay interest in U.S. dollars or euros shall be considered Moody's Eligible Assets if they are rated by Moody's or S&P or Fitch; (2) such securities have been registered under the Securities Act of 1933, as amended ("Securities Act") or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Fund's investment manager or portfolio manager acting pursuant to procedures approved by the Board of Trustees, except that such securities that are not subject to U.S. federal securities laws shall be considered Moody's Eligible Assets if they are publicly traded; and
         (3) such securities are not subject to extended settlement.

                  In addition, (x) corporate debt securities not rated at least B3 by Moody's, or equivalent by Fitch or S&P, shall be considered to be Moody's Eligible Assets only to the extent the Market Value of such corporate debt securities does not exceed 10% of the aggregate Market Value of all Moody's Eligible Assets; provided, however, that if the Market Value of such corporate debt securities exceeds 10% of the aggregate Market Value of all Moody's Eligible Assets, a portion of such corporate debt securities (selected by the Fund) shall not be considered Moody's Eligible Assets, so that the Market Value of such corporate debt securities (excluding such portion) does not exceed 10% of the aggregate Market Value of all Moody's Eligible Assets; and (y) corporate debt securities rated by neither Moody's nor S&P nor Fitch shall be considered to be Moody's Eligible Assets only to the extent such securities are issued by entities which (i) have not filed for bankruptcy within the past three years, (ii) are current on all principal and interest in their fixed income obligations, (iii) are current on all preferred stock dividends, and (iv) possess a current, unqualified auditor's report without qualified, explanatory language.

                  7. preferred stocks if (1) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars or euros and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (2) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stock Exchange or NASDAQ, (3) if such security consists of $1,000 par bonds that tend to trade over-the-counter, (4) the issuer of such a preferred stock has a senior debt rating from Moody's of Baa1 or higher or a preferred stock rating from Moody's of Baa3 or higher and
         (5) such preferred stock has paid consistent cash dividends in U.S. dollars or euros over the last three years or has a minimum rating of A1 (if the issuer of such preferred stock has other preferred issues outstanding that have been paying dividends consistently for the last three years, then a preferred stock without such a dividend history would also be eligible). In addition, the preferred stocks must have the diversification requirements set forth in the table below and the preferred stock issue must be greater than $40 million;

                  8. Common Stocks:

                           a. which are issued by issuers whose senior debt
                  securities are rated at least Baa3 by Moody's (or, in the event an issuer's senior debt securities are not rated by Moody's, which are issued by an issuer whose senior debt securities are rated at least BBB- by S&P or Fitch) and which for this purpose have been assigned a Moody's equivalent rating of at least Baa3;

                           b. which are traded on the New York Stock Exchange,
                  the American Stock Exchange, the NASDAQ National Market System or other Moody's approved exchanges;

                           c. which have a market capitalization greater than
                  $500,000,000;

                           d. which are currently paying a cash dividend be it
                  an initial cash dividend or part of an ongoing series of cash dividends or whose predecessors have paid cash dividends regularly during the preceding three-year period (or since inception of the dividend if the common stock initiated a dividend within the past three-years); and

                           e. which pay dividends in U.S. dollars or currency of
                  other Approved Foreign Nations including: Australia, Belgium, Canada, Denmark, Finland, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland and the United Kingdom;

         provided, however, that (1) the aggregate Market Value of the Fund's holdings of the common stock of any eligible issuer (x) shall be less than 5% of the number of outstanding shares times the Market Value of such common stock and (y) shall not exceed 5% of the number of outstanding shares (less the number of shares held by insiders, as determined in accordance with standards established by Moody's) multiplied by the Market Value of such common stock and (2) the number of shares of common stock of any eligible issuer held by the Fund shall not exceed the average weekly trading volume of such common stock during the preceding month.

                  9. common stock of REITs and preferred stock and any debt security of REITs and Other Real Estate Companies and for Real Estate Funds (as defined in

         Appendix A hereto) (A) which comprise at least 7 of the 14 Moody's Real Estate Industry/Property Sector Classifications ("Moody's Sector Classifications") listed below and of which no more than 35% may constitute a single such classification; (B) which in the aggregate constitute at least 40 separate classes of common stock, preferred stock, and debt securities, issued by at least 30 issuers; (C) issued by a single issuer which in the aggregate constitute no more than 7.0% of the Market Value of Moody's Eligible Assets, (D) issued by a single issuer which, with respect to 50% of the Market Value of Moody's Eligible Assets, constitute in the aggregate no more than 5% of Market Value of Moody's Eligible Assets; and (E) and which are issued by REITs or Other Real Estate Companies with a minimum market capitalization (including common stock and preferred stock) of $150 million;

                  10. sovereign debt securities. Debt securities of non-U.S. sovereign nations if they are obligations of qualified sovereign nations provided in writing by Moody's.

                  11. interest rate swaps and caps if: (1) the aggregate notional amount of interest rate swaps and caps will not exceed the aggregate liquidation preference of outstanding Preferred Shares, including FundPreferred, issued by the Fund; (2) the counterparties to interest rate swaps and caps will not have senior unsecured ratings which are below Moody's A3. In connection with interest rate swaps or caps, the Fund will provide to Moody's full disclosure of ISDA agreements with all companion credit annexes enumerating termination events along with terms of the interest rate swaps and caps shall be provided to Moody's within a reasonable time frame prior to entering into the interest rate swap or cap arrangement and all assignments and amendments will be disclosed by the Fund in writing to Moody's.

                  The FundPreferred Basic Maintenance Certificate shall include the following information about each interest rate swap or cap held by the Fund: (1) term; (2) variation margin; (3) name of counterparty; and
         (4) termination value. The variation margin and termination value of interest rate swaps and caps will be factored into the FundPreferred Basic Maintenance Amount test as follows: (1) the weekly variation margin of swap when positive will count as Moody's Eligible Assets and will be by discounted by the Moody's Discount Factor for corporate debt securities above based on the ratings of the interest rate swap and cap counterparties; (2) the weekly negative variation margin of an interest rate swap or cap will be deducted from aggregate Moody's Eligible Assets; (3) all segregated assets in connection with interest rate swaps and caps will not be considered Moody's Eligible Assets; and (4) the market value of an interest rate swap or cap, when negative, will be deducted from aggregate Moody's Eligible Assets.

                  12. financial contracts, as such term is defined in Section 3(c)(2)(B)(ii) of the Investment Company Act of 1940, as amended, not otherwise provided for in this definition but only upon receipt by the Fund of a letter from Moody's specifying any conditions on including such financial contract in Moody's Eligible Assets and assuring the Fund that including such financial contract in the manner so specified would not affect the credit rating assigned by Moody's to the FundPreferred.

                           Additionally, in order to merit consideration as an
                  eligible asset, securities should be issued by entities which:

                                    (i)   have not filed for bankruptcy within
                           the past three years;

                                    (ii)  are current on all principle and
                           interest in their fixed income obligations;

                                    (iii) are current on all preferred stock
                           dividends;

                  possess a current, unqualified auditor's report without qualified, explanatory language.

                  In addition, portfolio holdings (except common stock) as described above must be within the following diversification and issue size requirements in order to be included in Moody's Eligible Assets:


                                  MAXIMUM SINGLE         MAXIMUM SINGLE       MINIMUM ISSUE SIZE($
          RATINGS(1)               Issuer(2)(3)          Industry(3)(4)          IN MILLION)(5)
---------------------------       --------------         --------------       --------------------
Aaa........................               100 %                  100 %                  $100
Aa.........................                20                     60                     100
A..........................                10                     40                     100
Baa........................                 6                     20                     100
Ba.........................                 4                     12                      50(6)
B1-B2......................                 3                      8                      50(6)
B3 or below................                 2                      5                      50(6)

------------------

(1) Refers to the preferred stock and senior debt rating of the portfolio holding.
(2) Companies subject to common ownership of 25% or more are considered as one issuer.
(3) Percentages represent a portion of the aggregate Market Value of corporate debt securities.
(4) Industries are determined according to Moody's Industry Classifications, as defined herein.
(5) Except for preferred stock, which has a minimum issue size of $50 million.
(6) Portfolio holdings from issues ranging from $50 million to $100 million and are limited to 20% of the Fund's total assets.

                  Portfolio holdings that are common stock as described above must be within the following diversification and issue size requirements in order to be included in Moody's Eligible Assets:

                                 MAXIMUM SINGLE ISSUER        MAXIMUM SINGLE      MAXIMUM SINGLE STATE
      INDUSTRY CATEGORY                 (%)(1)                INDUSTRY (%)(1)            (%)(1)
---------------------------      ---------------------        ---------------     --------------------
Utility                                    4                        50                    7(2)
Industrial                                 4                        45                      7
Financial                                  5                        40                      6
Other                                      6                        20                     N/A

------------------
(1) Percentages represent both a portion of the aggregate market value and the number of outstanding shares of the common stock portfolio.
(2) Utility companies operating in more than one state should be diversified according to the State of incorporation.

                  Where the Fund sells an asset and agrees to repurchase such asset in the future, the Discounted Value of such asset will constitute a Moody's Eligible Asset and the amount the Fund is required to pay upon repurchase of such asset will count as a liability for the purposes of the FundPreferred Basic Maintenance Amount. Where the Fund purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Fund thereby will constitute a Moody's Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody's and such agreement has a term of 30 days or less; otherwise the Discounted Value of such purchased asset will constitute a Moody's Eligible Asset. For the purposes of calculation of Moody's Eligible Assets, portfolio securities which have been called for redemption by the issuer thereof shall be valued at the lower of Market Value or the call price of such portfolio securities.

                  Notwithstanding the foregoing, an asset will not be considered a Moody's Eligible Asset to the extent that it (i) has been irrevocably deposited for the payment of A.1. through A.5. under the definition of FundPreferred Basic Maintenance Amount or to the extent it is subject to any liens, except for (A) liens which are being contested in good faith by appropriate proceedings and which Moody's has indicated to the Fund will not affect the status of such asset as a Moody's Eligible Asset, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens to secure payment for services rendered or cash advanced to the Fund by its investment manager or portfolio manager, the Fund's custodian, transfer agent or registrar or the Auction Agent (D) liens arising by virtue of any repurchase agreement, and (E) liens arising in connection with any borrowing or indebtedness permitted by the Fund's investment restrictions and which are incorporated into the FundPreferred Basic Maintenance Amount or (ii) has been segregated against obligations of the Fund in connection with an outstanding derivative transaction.

         D. "MOODY'S EXPOSURE PERIOD" means the period commencing on a given Valuation Date and ending 49 days thereafter.

         E. "MOODY'S HEDGING TRANSACTIONS" means purchases or sales of exchange-traded financial futures contracts based on any index approved by Moody's or Treasury Bonds, and purchases, writings or sales of exchange-traded put options on such financial futures contracts, any index approved by Moody's or Treasury Bonds, and purchases, writings or sales of exchange-traded call options on such financial futures contracts, any index approved by Moody's or Treasury Bonds, subject to the following limitations:

                  (i) the Fund will not engage in any Moody's Hedging Transaction based on any index approved by Moody's (other than transactions that terminate a future contract or option held by the Fund by the Fund's taking the opposite position thereto ("Closing Transaction")) that would cause the Fund at the time of such transaction to own or have sold: (A) Outstanding financial futures contracts based on such index exceeding in number 10% of the average number of daily traded financial futures contracts based on such index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal; or (B) Outstanding financial futures contracts based on any index approved by Moody's having a Market Value exceeding 50% of the Market Value of all portfolio securities of the Fund constituting Moody's Eligible Assets owned by the Fund;

                  (ii) The Fund will not engage in any Moody's Hedging Transaction based on Treasury Bonds (other than (Closing Transactions)) that would cause the Fund at the time of such transaction to own or have sold: (A) Outstanding financial futures contracts based on Treasury Bonds with such contracts having an aggregate Market Value exceeding 20% of the aggregate Market Value of Moody's Eligible Assets owned by the Fund and rated Aa by Moody's (or, if not rated by Moody's but rated by S&P, rated AAA by S&P); or (B) Outstanding financial futures contracts based on Treasury Bonds with such contracts having an aggregate Market Value exceeding 50% of the aggregate Market Value of all portfolio securities of the Fund constituting Moody's Eligible Assets owned by the Fund (other than Moody's Eligible Assets already subject to a Moody's Hedging Transaction) and rated Baa or A by Moody's (or, if not rated by Moody's but rated by S&P, rated A or AA by S&P);

                  (iii) The Fund will engage in (Closing Transaction) to close out any outstanding financial futures contract based on any index approved by Moody's if the amount of open interest in such index as reported by The Wall Street Journal is less than an amount to be mutually determined by Moody's and the Fund;

                  (iv) The Fund will engage in a (Closing Transaction) to close out any outstanding financial futures contract by no later than the fifth Business Day of the month in which such contract expires and will engage in a (Closing Transaction) to close out any outstanding option on a financial futures contract by no later than the first Business Day of the month in which such option expires;

                  (v) The Fund will engage in Moody's Hedging Transactions only with respect to financial futures contracts or options thereon having the next settlement date or the settlement date immediately thereafter;

                  (vi) The Fund (A) will not engage in options and futures transactions for leveraging or speculative purposes, except that an option or futures transaction shall not for these purposes be considered a leveraged position or speculative and (B) will not write any call options or sell any financial futures contracts for the purpose of hedging the anticipated purchase of an asset prior to completion of such purchase; and

                  (vii) The Fund will not enter into an option or futures transaction unless, after giving effect thereto, the Fund would continue to have Moody's Eligible Assets with an aggregate Discounted Value equal to or greater than the FundPreferred Basic Maintenance Amount.

         The funds obligations to any counterparty under an Moody's Hedging Transaction shall be counted as a liability that is senior to the preferred in calculating the Preferred Shares Basic Maintenance Amount.

         F. "MOODY'S INDUSTRY CLASSIFICATIONS" means, for the purposes of determining Moody's Eligible Assets, each of the following industry classifications (or such other classifications as Moody's may from time to time approve for application to the FundPreferred).

                  (i) Aerospace and Defense: Major Contractor, Subsystems, Research, Aircraft Manufacturing, Arms, Ammunition.

                  (ii) Automobile: Automobile Equipment, Auto-Manufacturing, Auto Parts Manufacturing, Personal Use Trailers, Motor Homes, Dealers.

                  (iii) Banking: Bank Holding, Savings and Loans, Consumer Credit, Small Loan, Agency, Factoring, Receivables.

                  (iv) Beverage, Food and Tobacco: Beer and Ale, Distillers, Wines and Liquors, Distributors, Soft Drink Syrup, Bottlers, Bakery, Mill Sugar, Canned Foods, Corn Refiners, Dairy Products, Meat Products, Poultry Products, Snacks, Packaged Foods, Distributors, Candy, Gum, Seafood, Frozen Food, Cigarettes, Cigars, Leaf/Snuff, Vegetable Oil.

                  (v) Buildings and Real Estate: Brick, Cement, Climate Controls, Contracting, Engineering, Construction, Hardware, Forest Products (building-related only), Plumbing, Roofing, Wallboard, Real Estate, Real Estate Development, REITs, Land Development.

                  (vi) Chemicals, Plastics and Rubber: Chemicals
         (non-agricultural), Industrial Gases, Sulphur, Plastics, Plastic Products, Abrasives, Coatings, Paints, Varnish, Fabricating Containers.

                  (vii) Packaging and Glass: Glass, Fiberglass, Containers made of: Glass, Metal, Paper, Plastic, Wood or Fiberglass.

                  (viii) Personal and Non-Durable Consumer Products (Manufacturing Only): Soaps, Perfumes, Cosmetics, Toiletries, Cleaning Supplies, School Supplies.

                  (ix) Diversified/Conglomerate Manufacturing.

                  (x) Diversified/Conglomerate Service.

                  (xi) Diversified Natural Resources, Precious Metals and
         Minerals: Fabricating, Distribution.

                  (xii) Ecological: Pollution Control, Waste Removal, Waste Treatment and Waste Disposal.

                  (xiii) Electronics: Computer Hardware, Electric Equipment, Components, Controllers, Motors, Household Appliances, Information Service Communication Systems, Radios, TVs, Tape Machines, Speakers, Printers, Drivers, Technology.

                  (xiv) Finance: Investment Brokerage, Leasing, Syndication, Securities.

                  (xv) Farming and Agriculture: Livestock, Grains, Produce, Agriculture Chemicals, Agricultural Equipment, Fertilizers.

                  (xvi) Grocery: Grocery Stores, Convenience Food Stores.

                  (xvii) Healthcare, Education and Childcare: Ethical Drugs, Proprietary Drugs, Research, Health Care Centers, Nursing Homes, HMOs, Hospitals, Hospital Supplies, Medical Equipment.

                  (xviii) Home and Office Furnishings, Housewares, and Durable Consumer Products: Carpets, Floor Coverings, Furniture, Cooking, Ranges.

                  (xix) Hotels, Motels, Inns and Gaming.

                  (xx) Insurance: Life, Property and Casualty, Broker, Agent, Surety.

                  (xxi) Leisure, Amusement, Motion Pictures, Entertainment:
         Boating, Bowling, Billiards, Musical Instruments, Fishing, Photo Equipment, Records, Tapes, Sports, Outdoor Equipment (Camping), Tourism, Resorts, Games, Toy Manufacturing, Motion Picture Production Theaters, Motion Picture Distribution.

                  (xxii) Machinery (Non-Agricultural, Non-Construction, Non-Electronic): Industrial, Machine Tools, Steam Generators.

                  (xxiii) Mining, Steel, Iron and Non-Precious Metals: Coal, Copper, Lead, Uranium, Zinc, Aluminum, Stainless Steel, Integrated Steel, Ore Production, Refractories, Steel Mill Machinery, Mini-Mills, Fabricating, Distribution and Sales of the foregoing.

                  (xxiv) Oil and Gas: Crude Producer, Retailer, Well Supply, Service and Drilling.

                  (xxv) Printing, Publishing, and Broadcasting: Graphic Arts, Paper, Paper Products, Business Forms, Magazines, Books, Periodicals, Newspapers, Textbooks, Radio, T.V., Cable Broadcasting Equipment.

                  (xxvi) Cargo Transport: Rail, Shipping, Railroads, Rail-car Builders, Ship Builders, Containers, Container Builders, Parts, Overnight Mail, Trucking, Truck Manufacturing, Trailer Manufacturing, Air Cargo, Transport.

                  (xxvii) Retail Stores: Apparel, Toy, Variety, Drugs, Department, Mail Order Catalog, Showroom.

                  (xxviii) Telecommunications: Local, Long Distance, Independent, Telephone, Telegraph, Satellite, Equipment, Research, Cellular.

                  (xxix) Textiles and Leather: Producer, Synthetic Fiber, Apparel Manufacturer, Leather Shoes.

                  (xxx) Personal Transportation: Air, Bus, Rail, Car Rental.

                  (xxxi)   Utilities:  Electric, Water, Hydro Power, Gas.

                  (xxxii) Diversified Sovereigns: Semi-sovereigns, Canadian Provinces, Supra-national Agencies.

                  The Fund will use SIC codes in determining which industry classification is applicable to a particular investment in consultation with the Independent Accountant and Moody's, to the extent the Fund considers necessary.

         G. "APPROVED PRICE" means the "fair value" as determined by the Fund in accordance with the valuation procedures adopted from time to time by the Board of Trustees of the Fund and for which the Fund receives a mark-to-market price (which, for the purpose of clarity, shall not mean Market Value) from an independent source at least semi-annually.

         H. "BANK LOANS" means direct purchases of, assignments of, participations in and other interests in (a) any bank loan or (b) any loan made by an investment bank, investment fund or other financial institution, provided that such loan under this clause (b) is similar to those typically made, syndicated, purchased or participated by a commercial bank or institutional loan investor in the ordinary course of business.

         I. "PERFORMING" means with respect to any asset, the issuer of such investment is not in default of any payment obligations in respect thereof.

         J. "PRICING SERVICE" means any pricing service designated by the Board of Trustees of the Fund and approved by Fitch or Moody's, as applicable, for purposes of determining whether the Fund has Eligible Assets with an aggregate Discounted Value that equals or exceeds the FundPreferred Basic Maintenance Amount.

         K. "SENIOR IMPLIED RATING" is an NRSRO's opinion of a corporate family's ability to honor its financial obligations and is assigned by the NRSRO to a corporate family as if it had: a single class of debt; or a single consolidated legal entity structure.

         L. "SHORT-TERM MONEY MARKET INSTRUMENT" means the following types of instruments if, on the date of purchase or other acquisition thereof by the Fund, the remaining term to maturity thereof is not in excess of 180 days:

                  (i) commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

                  (ii) demand or time deposits in, and banker's acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

                  (iii) overnight funds;

                  (iv) U.S. Government Securities; and

                  (v) Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or Fund company that have (1) credit ratings on such Valuation Date of at least P-1 from Moody's and either F1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody's and either AA- from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Fund, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody's, Fitch and S&P shall be at least A2, A and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or Fund company are not rated on any Valuation Date below P-1 by Moody's, F1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Fund); and provided further, that the interest receivable by the Fund shall not be subject to any withholding or similar taxes.

         M. "U.S. GOVERNMENT SECURITIES" mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America and in the form of conventional bills, bonds and notes.

         N. "U.S. TREASURY SECURITIES" means direct obligations of the United States Treasury that are entitled to the full faith and credit of the United States.

         O. "U.S. TREASURY STRIPS" means securities based on U.S. Treasury Securities created through the Separate Trading of Registered Interest and Principal of Securities program.

2.       CERTAIN OTHER RESTRICTIONS.

         For so long as any shares of FundPreferred are Outstanding and Moody's is then rating the shares of FundPreferred, the Fund will not, unless it has received written confirmation from Moody's, that any such action would not impair the rating then assigned by such rating agency to a Series of FundPreferred, engage in any one or more of the following transactions:

                  a. write unsecured put or uncovered call options on portfolio securities;

                  b. issue additional FundPreferred of any series or reissue any FundPreferred previously purchased or redeemed by the Fund;

                  c. engage in any short sales of securities;

                  d. lend portfolio securities; or

                  e. merge or consolidate into or with any other corporation.

3.       COMPLIANCE PROCEDURES FOR ASSET MAINTENANCE TESTS.

                  a. The Fund shall deliver to Moody's, a certificate which sets forth a determination of items (i) of paragraph (a) of Section 12 of the Statement (a "FundPreferred Basic Maintenance Certificate") as of (A) the Date of Original Issue, (B) the last Valuation Date of each month, (C) any date requested by any rating agency, (D) a Business Day on or before any Asset Coverage Cure Date relating to the Fund's cure of a failure to meet the FundPreferred Basic Maintenance Amount test, (E) any day that Common Shares, Preferred Shares or FundPreferred, are redeemed and (F) any day the Eligible Assets have an aggregate discounted value less than or equal to 115% of the FundPreferred Basic Maintenance Amount. Such FundPreferred Basic Maintenance Certificate shall be delivered in the case of clause (i)(A) above on or before the tenth Business Day following the Date of Original Issue and in the case of all other clauses above on or before the tenth Business Day after the relevant Valuation Date or Asset Coverage Cure Date.

                  b. The Fund shall deliver to Moody's, a certificate with respect to the calculation of the 1940 Act FundPreferred Asset Coverage and the value of the portfolio holdings of the Fund (a "1940 Act FundPreferred Asset Coverage Certificate") (i) as of the Date of Original Issue, and (ii) as of (A) the last Valuation Date of each quarter thereafter, and (B) as of the Business Day on or before the Asset Coverage Cure Date relating to the failure to satisfy the 1940 Act FundPreferred Asset Coverage. Such 1940 Act FundPreferred Asset Coverage Certificate shall be delivered in the case of clause (i) above on or before the tenth Business Day following the Date of Original Issue and in the case of clause (ii) above on or before the tenth Business Day after the relevant Valuation Date or the Asset Coverage Cure Date. The certificates of (a) and (b) of this Section may be combined into a single certificate.

                  c. Within ten Business Days of the Date of Original Issue, the Fund shall deliver to Moody's, a letter prepared by the Fund's independent accountants (an "Accountant's Certificate") regarding the accuracy of the calculations made by the Fund in the FundPreferred Basic Maintenance Certificate and the 1940 Act FundPreferred Asset Coverage Certificate required to be delivered by the Fund as of the Date of Original Issue. Within ten Business Days after the last Valuation Date of each fiscal year of the Fund (or such other Valuation Date as may be agreed upon by the Fund and Moody's) on which a FundPreferred Basic Maintenance Certificate is required to be delivered, the Fund will deliver to Moody's, an Accountant's Certificate regarding the accuracy of the calculations made by the Fund in such FundPreferred Basic Maintenance Certificate. Within ten Business Days after the last Valuation Date of each fiscal year of the Fund (or such other Valuation Date as may be agreed upon by the Fund and Moody's) on which a 1940 Act FundPreferred Asset Coverage Certificate is required to be delivered, the Fund will deliver to Moody's, an Accountant's Certificate regarding the accuracy of the calculations made by the Fund in such 1940 Act FundPreferred Asset Coverage Certificate. In addition, the Fund will deliver to the relevant persons specified in the preceding sentence an Accountant's Certificate regarding the accuracy of the calculations made by the Fund on each FundPreferred Basic Maintenance Certificate and 1940 Act FundPreferred Asset Coverage Certificate delivered pursuant to clause (iv) of paragraph (a) or clause (ii)(B) of paragraph (b) of as the case may be, within ten days after the relevant Asset Coverage Cure Date. If an Accountant's Certificate delivered with respect to an Asset Coverage Cure Date shows an error was made in the Fund's report with respect to such Asset Coverage Cure Date, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund with respect to such reports. If any other Accountant's Certificate shows that an error was made in any such report, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund; provided, however, any errors shown in the Accountant's Certificate filed on a quarterly basis shall not be deemed to be a failure to maintain the FundPreferred Basic Maintenance Amount on any prior Valuation Dates.

                  d. The Accountant's Certificates referred to in paragraph (c) will confirm, based upon the independent accountant's review, (i) the mathematical accuracy of the calculations reflected in the related FundPreferred Basic Maintenance Amount and 1940 Act FundPreferred Asset Coverage Certificates, as the case may be, and (ii) that the Fund determined whether the Fund had, at such Valuation Date, Eligible Assets with an aggregate Discounted Value at least equal to the Basic Maintenance Amount in accordance with the Statement.